[LETTERHEAD OF RICHARD F. OBER, JR., EXECUTIVE VICE PRESIDENT & GENERAL COUNSEL]

September 25, 1996

Summit Bancorp.
301 Carnegie Center
P.O. Box 2066
Princeton, New Jersey 08543

     Re: Registration Statement on Form S-4 of Summit Bancorp. Relating to Shares of Summit Bancorp. Common Stock Issuable in Connection with the Merger of Central Jersey Financial Corporation with and into Summit Bancorp.

Gentlemen:


     This opinion is given in connection with Registration Statement No. 333-09677 on Form S-4 (the "Registration Statement") filed by Summit Bancorp. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to up to 2,674,987 shares of the Company's Common Stock, par value $1.20 per share (the "Common Shares"), to be issued to shareholders of Central Jersey Financial Corporation ("Central Jersey") in connection with the merger of Central Jersey with and into the Company (the "Merger") pursuant to an Agreement and Plan of Merger dated May 22, 1996 as amended by a letter agreement dated August 21, 1996 (the "Merger Agreement").


     I have acted as counsel for the Company in connection with the filing of the Registration Statement. In so acting, I have made such investigation, including the examination of originals or copies, certified or otherwise identified to my satisfaction, of such corporate documents and instruments as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In connection therewith I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified or photostatic copies. As to questions of fact material to such opinion, I have relied upon representations of officers or representatives of the Company.

     Based upon the foregoing and assuming that (i) the Merger Agreement is duly approved by the requisite vote of the shareholders of Central Jersey and (ii) that a Certificate of Merger complying with the Merger Agreement and meeting all applicable requirements of the New Jersey Business Corporation Act is duly executed and filed in accordance with the New Jersey Business Corporation Act, I am of the opinion that the Common Shares registered under the Registration Statement and to be issued in accordance with the Merger Agreement upon the effectiveness of the Merger in exchange for outstanding shares of the Common Stock, no par value, of Central Jersey will be validly issued, fully paid and nonassessable.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement. I further consent to any and all references to me in the Proxy Statement-Prospectus which is part of said Registration Statement.

                                    Very truly yours,


                                    /s/ Richard F. Ober, Jr.